LOAN AGREEMENT

THIS LOAN AGREEMENT, made this June 3, 2008, by and between Powerraise INC., having an address at 2600 Philmont Ave. Suite 310, Huntingdon Valley, PA ("Borrower") and Bransville Investment LIMITED, having an address at 50 town range, Gibraltar ("Lender").

WHEREAS, Borrower wishes to borrow certain monies from Lender, and Lender wishes to lend certain monies to Borrower.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, all of which are deemed sufficient, it is hereby agreed to as follows:

1. Immediately upon the full execution hereof, Lender shall lend to Borrower the amount of $5,000. (the "Loan"). The Loan shall be provided immediately upon the full execution hereof, by wire transfer, certified check, or cash, as determined in the sole discretion of the Borrower.

2. The interest rate on the outstanding and unpaid principal amount of the Loan shall be fifteen percent (15%) simple interest, as calculated on an annual basis assuming a 365-day year.

3. The term of the Loan shall be twelve (12) months in length, beginning on June 3, 2008 and concluding on June 2, 2009 (the "Term").

4. The Borrower shall make payments of principal and interest to the address of the Lender set forth hereinabove. The entire outstanding and unpaid principal amount of the Loan shall be due and payable at the end of the Term.

5. Borrower may prepay the Loan without premium or penalty at any time during the Term upon no less than five (5) days prior notice by Borrower to Lender.

Powerraise INC.

Arik Hertz

By: Arik Hertz

Title: CEO